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                                EXHIBIT (4)(d)

                          FORM OF POLICY ENDORSEMENT
                             (PREMIUM ENHANCEMENT)

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                  [LETTERHEAD OF PFL LIFE INSURANCE COMPANY]

                            AMENDATORY ENDORSEMENT


The Policy to which this Amendatory Endorsement is attached, Section 3, Premium Payments, is amended to include the addition of the following language:

     PREMIUM ENHANCEMENT

     When a Premium Payment is paid, a Premium Enhancement Percentage will be applied to that Premium Payment and the resulting amount will be added to the Policy Value. The amount of the Premium Enhancement is not considered a Premium Payment. The Premium Enhancement Percentage may vary from premium to premium on subsequent Premium Payments but will never be less than 1% nor more than 3%. The Premium Enhancement Percentage applicable to the Initial Premium Payment is set forth on the Policy Data Page. We will advise You of the amount of the Premium Enhancement applicable to each subsequent Premium Payment in a confirmation that We will send to You. Premium Enhancements will be applied using the same allocation as on the corresponding Premium Payment. No Premium Enhancement will apply if the Policy is cancelled pursuant to the Right to Cancel provision.

This endorsement takes effect and expires concurrently with the Policy to which it is attached and is subject to all the terms and conditions of the Policy not inconsistent herewith.

                       Signed for us at our home office:


               /s/ Craig D. Vermie           /s/ William L. Busler
                    SECRETARY                      PRESIDENT